Exhibit 99.1


   Jack in the Box Inc. Reports Increase in Third-Quarter Earnings;
                      Raises Guidance for FY2004

     SAN DIEGO--(BUSINESS WIRE)--Aug. 4, 2004--Jack in the Box Inc. (NYSE:JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today reported net earnings of $21.6 million, or 58 cents per diluted share, in the third quarter ended July 4, 2004, compared with approximately 53 cents forecast and $19.8 million, or 54 cents per diluted share, in the same quarter a year ago. Through the first three quarters of fiscal 2004, net earnings were $56.8 million, or $1.55 per diluted share, including a pretax charge to interest expense of $9.2 million -- $5.7 million after tax, or 15 cents per diluted share -- for costs related to refinancing the company's credit facility in January. Excluding the first-quarter charge, year-to-date net earnings were $62.5 million, or $1.70 per diluted share, versus $57.3 million, or $1.54 per diluted share, for the first three quarters of fiscal 2003.
    The 5-cent increase over third-quarter EPS guidance is primarily attributed to improved earnings from operations related to higher sales, continued control of restaurant payroll and fixed costs, slightly higher gains on sale of company restaurants to franchisees due to a timing difference on such sales in the fourth quarter, and lower interest expense, partially offset by higher SG&A for additional pension accruals.
    Same-store sales at Jack in the Box restaurants increased 3.9 percent in the quarter compared with a 0.2 percent decrease in last year's third quarter. Year to date, same-store sales increased 4.8 percent compared with a decrease of 2.4 percent in fiscal 2003.
    "Sales of premium products, including Pannidos(TM) and Jack's Ultimate Salads(TM), remain strong and were primarily responsible for the higher increases in same-store sales," said Robert J. Nugent, chairman and chief executive officer.
    The company also announced today its earnings guidance for the 13-week fourth quarter ending Oct. 3, in which it expects to earn approximately 49 cents per diluted share compared with 45 cents in fiscal 2003. Based on its higher third-quarter earnings, and reflecting continued increases in average shares outstanding, the company raised its EPS guidance for the 53-week fiscal 2004 to $2.03. Excluding the first-quarter charge of 15 cents per share related to the refinancing, Jack in the Box now estimates 2004 fiscal-year EPS will be approximately $2.18 versus $1.99 in 2003.
    During the third quarter, Jack in the Box added two premium items to its menu: a Greek Salad and Southwest Chicken Pita. Four additional menu items are slated for introduction in the fourth quarter: Natural Cut Fries, which debuted at most restaurants on July 12; two 1950s-style premium sandwiches called Sourdough Melts, one featuring a jumbo beef patty and the other a chicken fillet, which will roll out next week; and a new ice cream shake, Chocolate Malted Crunch, which will be introduced concurrently with the Sourdough Melts.
    "The new additions to our menu continue to reflect the first step of our brand-reinvention strategy -- to improve food quality," Nugent said. "We are also following through with our other brand-reinvention initiatives, including improvements to guest service and our restaurant facilities, as well as the test of our new fast-casual concept called JBX(TM)."
    With respect to JBX, the company continues to test the concept at two locations in San Diego, and it remains on schedule to expand the test to selected restaurants in two additional markets by calendar year end: Bakersfield, Calif. and Boise, Idaho. This phase is intended to evaluate the opportunity to generate incremental sales by attracting new customers to JBX, as well as benefit from the transfer of sales to nearby Jack in the Box restaurants. The test will be expanded to a fourth market, which will be identified later this year.
    Jack in the Box opened 13 new company restaurants during the quarter, as forecast. At quarter end, the company operated 1,553 Jack in the Box restaurants versus 1,534 a year ago. Total Jack in the Box units in operation, including company-operated and franchised restaurants, were 1,987 versus 1,920 in 2003.
    Qdoba opened 12 new company and franchised restaurants during the third quarter, bringing its total units in operation to 150, and the chain remained on track to produce a high single-digit same-store sales increase for the year, on top of a double-digit increase in 2003.
    Total systemwide restaurants in operation, which include all company and franchised restaurants for Jack in the Box and Qdoba, were 2,137 at the end of the third quarter compared with 2,018 in 2003. The company operated 1,597 of those locations at the end of the third quarter versus 1,563 a year ago. Sales from company-operated restaurants were $470.6 million in the quarter compared with $444.0 million in 2003, an increase of 6 percent. Year-to-date sales from company-operated restaurants were $1.5 billion versus $1.4 billion in 2003.
    The company's Quick Stuff(R) convenience-store concept continued to perform to expectations and, including four new sites opened during the third quarter, had 25 locations operating at quarter end versus 13 last year. Qdoba, Quick Stuff and JBX operations are not material components of the company's consolidated financial results or projections.
    Distribution and other sales were $49.6 million in the third quarter versus $25.9 million last year, primarily due to an increase in the number of new Quick Stuff sites, higher fuel sales, and additional distribution sales to franchisees. Year to date, distribution and other sales were $132.7 million compared with $78.4 million last year, an increase of 69 percent.
    Other revenues in the quarter were $6.6 million, slightly higher than forecast, primarily from the sale of 12 Jack in the Box restaurants to franchisees, compared with $6.9 million, primarily from 14 restaurant sales in last year's third quarter. Year to date, other revenues totaled $19.0 million, primarily from 38 restaurant sales, compared with $25.4 million, from the sale of 28 restaurants, a year ago. Since September 2002, when Jack in the Box announced its strategy to expand franchising activities, the company has sold 74 locations to franchisees, and franchisees have opened 5 new restaurants as well. Additionally, the company said there continues to be considerable interest from outside the Jack in the Box system in new franchise development opportunities.
    Total revenues in the quarter increased nearly 11 percent versus last year, to $541 million, and totaled $1.7 billion year to date versus $1.6 billion in 2003.
    Restaurant operating margin in the third quarter was 18.0 percent of sales versus 17.4 percent forecast and 16.5 percent last year, primarily due to continued Profit Improvement Program initiatives, and labor and fixed-cost leverage from higher sales, partially offset by higher commodity costs, particularly poultry, pork and dairy. As a percentage of sales, total food and packaging costs in the quarter were lower than last year, however, due to start-up costs associated with the company's introduction of its entree salad line in 2003. Year-to-date restaurant operating margin was 17.2 percent of sales compared with 16.6 percent last year.
    Costs of revenues were 81.6 percent in the third quarter compared with 82.0 percent forecast and 82.3 percent a year ago, primarily due to improved restaurant operating margin, partially offset by additional fuel and distribution sales at lower margins. Year to date, costs of revenues were 82.1 percent versus 81.9 percent in 2003, primarily due to lower gains on sale of company restaurants. Excluding other revenues, as stated above, which are primarily gains and fees from sales of restaurants to franchisees, year-to-date costs of revenues were 83.0 percent versus 83.2 percent in 2003.
    SG&A expense rate in the quarter was 11.3 percent of revenues, as forecast, compared with 10.6 percent in 2003, and year to date was
11.3 percent compared with 11.1 percent a year ago. SG&A costs were approximately $1 million higher than forecast in the quarter, which is primarily attributed to higher pension expense resulting predominantly from lower-than-anticipated employee turnover, as determined by the company's annual actuarial review of its qualified pension plans.
    Earnings from operations were $38.1 million and depreciation/amortization was $18.5 million in the third quarter, compared with $34.8 million and $16.3 million, respectively, in 2003. Year to date, earnings from operations were $113.9 million and depreciation/amortization was $59.8 million, compared with $109.3 million and $53.5 million, respectively, in 2003.
    Interest expense in the third quarter was $3.8 million versus $5.5 million last year, due to lower interest rates associated with the company's recent refinancing. Year to date, interest expense was $23.7 million compared with $19.6 million in 2003. Excluding the first-quarter charge of $9.2 million related to the refinancing, year-to-date interest expense was $14.5 million.
    Income tax rate was 37 percent in the third quarter compared with
32.5 percent in 2003, which resulted from the favorable resolution of a tax matter last year. Income tax rate was 37 percent year to date versus 36.2 percent in 2003, for the same reason.
    Capital expenditures in the third quarter were $25 million versus $35 million forecast and approximately $31 million a year ago. The lower amount versus forecast is primarily related to timing of expenditures for brand-reinvention test markets and new restaurant openings. Year to date, capital expenditures were approximately $94 million compared with approximately $81 million in 2003.

    Highlights from the company's third-quarter balance sheet:




    -- Current ratio was 0.9 versus 0.6 last year, primarily due to an increase in cash and in assets held for sale/leaseback. In the second quarter, the company exercised its option to purchase 80 Jack in the Box leased restaurant properties, and during the third quarter it sold and leased back 67 of these locations at more favorable rates.

    -- During the third quarter, the company elected to contribute $13 million to its qualified pension plans from available cash on hand. The additional funding was determined based on an annual actuarial review of the plans. The company currently anticipates that its qualified pension plans' accumulated benefit obligation will be fully funded at fiscal year end, as a result of the additional contribution.

    -- Debt:equity ratio was 0.6:1, the same as last year. During the third quarter, the company amended the $275 million term-loan portion of its credit facility to achieve an approximate 50-basis-point reduction in its borrowing rate over the loan term. Fees paid in association with the repricing were customary for such arrangements of this type and were not material.

    -- Accounts receivable decreased $6 million from a year ago, primarily due to collections on short-term loans made to qualified franchisees for temporary refinancing of restaurant purchases from the company.

    -- Other current assets were $21 million higher than last year, primarily due to the repurchase of properties for sale/leaseback, as mentioned above.

    -- Current liabilities were $37 million higher than last year, primarily related to increased current maturities of debt and accruals for workers' compensation insurance, incentive compensation, and advertising costs.

    -- Total debt increased $4 million, primarily due to an increase in capital lease obligations for restaurant POS equipment. At quarter end, the company had no borrowings against its $200 million revolving credit facility.

    -- Other long-term liabilities increased $28 million compared with last year, primarily due to increases in pension obligations, deferred taxes and rent accruals.

    -- Stockholders' equity was $63 million higher than last year, as increases to retained earnings were offset in part by a pension liability adjustment at the end of fiscal 2003, primarily related to a decrease in the discount rate used to present-value these obligations.


    Fourth-quarter and FY 2004 Guidance

    The primary assumptions on which fourth-quarter and fiscal 2004 earnings guidance is based are as follows, in approximate amounts:




    -- The opening of 21 new Jack in the Box restaurants compared with 27 in the fourth quarter of 2003. For the full year, the company now expects to open approximately 60 new restaurants versus 65 originally forecast for 2004, primarily due to short-term construction delays that will cause these units to open early in fiscal 2005. These deferred openings include two Quick Stuff sites, resulting in 13 new locations in fiscal 2004 versus 15 originally forecast.

    -- The opening of approximately 67 company and franchised Qdoba restaurants in fiscal 2004, 11 fewer than prior guidance due to short-term construction and landlord development delays. Qdoba is expected to end fiscal 2004 with approximately 178 restaurants compared with 111 in fiscal 2003. Qdoba's increase in same-store sales is estimated to be in the high single digits for 2004, and the chain is expected to be marginally dilutive to Jack in the Box earnings this year, primarily due to higher commodity costs for beef, dairy, poultry and avocados, as well as slightly higher occupancy costs.

    -- A 2.2 percent to 2.6 percent increase in Jack in the Box same-store sales compared with a 0.9 percent increase in the fourth quarter of fiscal 2003, due to new product introductions and promotions in 2004. For the full year, same-store sales are expected to increase 4.0 to 4.5 percent.

    -- Approximately $55 million in distribution and other sales versus $30 million in the fourth quarter of last year, due to increased distribution to Qdoba and Jack in the Box franchised restaurants, additional Quick Stuff units and higher fuel sales. Increases in other sales reflect higher retail prices per gallon of fuel, with accompanying higher costs of sales, resulting in stable penny profits.

    -- Approximately $5 million in other revenues compared with approximately $6 million in 2003, primarily related to the sale of 11 Jack in the Box restaurants to franchisees versus 8 in the fourth quarter last year. For the full year, other revenues are expected to be $24 million, from the sale of approximately 49 restaurants, versus $31 million, from the sale of 36 restaurants last year, with the variance in gains due to differences in the sales and cash flows of the restaurants being sold.

    -- Approximately $575 million in total revenues versus $493 million in the fourth quarter of last year.

    -- Costs of revenues at approximately 82.8 percent, the same as the fourth quarter of 2003. For the full year, costs of revenues are expected to be 82.3 percent, as previously forecast, versus 82.7 percent originally forecast for 2004 and
        82.1 percent last year, primarily due to lower gains on sale, which were partially offset by higher restaurant operating margin.

    -- Restaurant operating margin at 16.9 percent of sales for the fourth quarter versus 16.1 percent originally forecast for 2004 and 15.8 percent in 2003, due to lower costs for food, labor, insurance and occupancy, partially offset by higher incentive accruals and other restaurant operating costs. For the full year, restaurant operating margin is expected to be at 17.1 percent of sales versus 16.4 percent originally forecast for 2004 and 16.4 percent in 2003.

    -- SG&A expense rate at 11.4 percent of revenues for the fourth quarter compared with 11.6 percent originally forecast for 2004 and 10.9 percent in the fourth quarter of 2003, due primarily to higher costs related to pension, JBX market tests and incentive accruals, partially offset by leverage from higher sales. For the full year, SG&A expense rate is expected to be 11.3 percent of revenues, as previously forecast, compared with 11.7 percent originally forecast for 2004 and
        11.1 percent in 2003, due to the reasons noted above.

    -- Interest expense is expected to be approximately $28 million for the full year, or approximately $18.8 million excluding the $9.2 million first-quarter charge related to the company's refinancing, compared with $24.8 million last year. The decrease, after excluding the first-quarter charge, is primarily related to lower interest rates associated with the debt refinancing and subsequent repricing.

    -- Income tax rate of 37 percent versus 36.2 percent in the fourth quarter of fiscal 2003, due to resolution of significantly favorable tax matters last year. Income tax rate for fiscal year 2004 is expected to be 37 percent, and is expected to return to its normal rate of 38 percent in fiscal 2005, excluding any other significant tax-planning initiatives.

    -- Weighted average shares outstanding of 37.9 million for the fourth quarter versus 36.6 million in 2003. For the full year, weighted average shares outstanding are estimated at 37 million, the same as last year.

    -- Capital expenditures of $41 million to $46 million compared with $41 million in 2003. For the full year, capital expenditures are expected to be $135 million to $140 million, lower than previously forecast due to rescheduling the JBX market tests from the fourth quarter of fiscal 2004 to the first quarter of fiscal 2005, as previously disclosed, as well as savings on new store development.

    -- Earnings from operations of $33 million and depreciation/amortization of approximately $20 million in the fourth quarter of 2004 versus $31 million and $17 million, respectively in the fourth quarter of 2003. For the full year, earnings from operations and depreciation/amortization are expected to be $147 million and $80 million, respectively, versus $140 million and $70 million, respectively, in 2003.


    In this earnings release, the company provides both earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP) and earnings per diluted share before a first-quarter charge related to refinancing, which was recorded in interest expense. This non-GAAP financial measure is used by management to evaluate financial and operating performance. Management does not consider the refinancing charge to be directly related to operating results for the period. Use of this non-GAAP measure also facilitates comparisons to prior period financial results and to the results of the company's competitors. This financial measure is also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP. For the same reasons, the company also provides non-GAAP measures of interest expense, excluding the first-quarter charge.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants in 33 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with nearly 2,000 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with approximately 150 restaurants. Based in San Diego, Jack in the Box Inc. has nearly 46,000 employees. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    This news release contains forward-looking statements about, among other items, the company's projected operating income and earnings and related assumptions; projected or potential improvements to guest service and restaurant facilities; sales at Jack in the Box, JBX and Qdoba restaurants; revenues; pension and other accruals; anticipated pension funding levels; expenses and costs, including costs for remodels, food, labor, insurance, interest, incentives, depreciation/amortization and occupancy; margins; new products; brand-reinvention testing; computer-based training; potential reductions in training costs and turnover; growth plans; franchising strategy; gains from and number of sales of company restaurants to franchisees; capital expenditures; weighted average shares outstanding; and income tax rates. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and that are subject to risks and uncertainties.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the company's ability to accurately assess consumer desires and trends; operational and other initiatives may not produce anticipated increases in sales, returns on investment or improvements in service; costs may exceed projections; the impact of competitive response, including pricing, competitor marketing and operational initiatives, and new products introduced by competitors; the level of consumer demand for higher-quality and higher-priced products; the availability and cost of food ingredients, utilities and labor, including potential increases in the minimum wage; higher expenses related to pension liabilities, workers' compensation and other insurance; the success of the company's new products and the effect of product deletions; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings and continuation of sales of Jack in the Box restaurants to franchisees; adverse regional weather conditions and business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about the safety of beef or other foods, job security, increases in the unemployment rate or elevated gas prices; the effects of war and terrorist activities; consumer concerns about fast food in general or the company's products specifically; the effect of any widespread negative publicity regarding the company or the restaurant industry in general; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; the effects of legal claims; and the possibility of unforeseen events affecting the industry in general. Further information about factors that could affect the company's financial and other results is included in its annual report on Form 10-K and periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of August 4, 2004. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.




                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS

                 (In thousands, except per share data)

                             Twelve Weeks Ended    Forty Weeks Ended
                             ------------------ ----------------------
                              July 4,  July 6,    July 4,    July 6,
                               2004     2003       2004       2003
                             ------------------ ----------------------

Revenues:
  Restaurant sales           $470,621 $443,990  $1,528,042 $1,421,695
  Distribution and other
   sales                       49,575   25,927     132,740     78,351
  Franchise rents and
   royalties                   14,402   11,803      48,654     39,799
  Other                         6,614    6,854      18,962     25,411
                             --------- ---------  --------- ---------
                              541,212  488,574   1,728,398  1,565,256
                             --------- ---------  --------- ---------
Costs of revenues:
  Restaurant costs of sales   145,601  140,088     473,447    436,832
  Restaurant operating costs  240,488  230,593     792,122    748,914
  Costs of distribution and
   other sales                 48,532   25,282     130,287     76,562
  Franchised restaurant costs   7,265    6,157      23,449     19,402
                             --------- ---------  --------- ---------
                              441,886  402,120   1,419,305  1,281,710
                             --------- ---------  --------- ---------

Selling, general and
 administrative                61,245   51,629     195,147    174,211
                             --------- ---------  --------- ---------

Earnings from operations       38,081   34,825     113,946    109,335
Interest expense                3,757    5,538      23,730     19,599
                             --------- --------   --------- ---------

Earnings before income taxes   34,324   29,287      90,216     89,736

Income taxes                   12,700    9,515      33,380     32,485
                             --------- --------- ----------  ---------

Net earnings                  $21,624  $19,772     $56,836    $57,251
                             ========= ========= ==========  =========

Earnings per share:
  Basic                          $.60     $.55       $1.57      $1.56
  Diluted                        $.58     $.54       $1.55      $1.54

Weighted-average shares
 outstanding:
  Basic                        36,291   36,007      36,139     36,608
  Diluted                      37,254   36,559      36,737     37,082

                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                            (In thousands)

                                                  July 4,    July 6,
                                                   2004       2003
----------------------------------------------------------------------

                                ASSETS
Current assets:
 Cash and cash equivalents                         $87,486    $10,328
 Accounts receivable, net                           25,820     31,827
 Inventories                                        36,608     32,404
 Other current assets                               66,535     45,646
                                                 ----------  ---------
   Total current assets                            216,449    120,205
                                                 ----------  ---------

Property and equipment, net                        883,128    857,457

Other assets, net                                  163,228    158,816
                                                 ----------  ---------

   TOTAL                                        $1,262,805 $1,136,478
                                                 ==========  =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt               $8,470     $2,604
 Other current liabilities                         245,134    213,593
                                                 ----------  ---------
   Total current liabilities                       253,604    216,197
                                                 ----------  ---------

Long-term debt, net of current maturities          298,669    300,835

Other long-term liabilities                        175,385    147,653
                                                 ----------  ---------
   Total liabilities                               727,658    664,685
                                                 ----------  ---------

Stockholders' equity                               535,147    471,793
                                                 ---------- ----------

   TOTAL                                        $1,262,805 $1,136,478
                                                 ========== ==========




    CONTACT: Jack in the Box Inc.
             Division Vice President, Corporate Communications
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com